                              EMPLOYMENT AGREEMENT


                                    BETWEEN


                                 JACQUES BOUGIE


                                      AND


                            ALCAN ALUMINIUM LIMITED

THIS EMPLOYMENT AGREEMENT entered into at Montreal, Canada, as of the 1st day of January 1997 .



BETWEEN: Mr. Jacques Bougie (hereinafter referred to as the "CEO").



AND: ALCAN ALUMINIUM LIMITED, a company incorporated under the laws of Canada, having its head office at Montreal, Quebec, Canada (hereinafter referred to as "ALCAN").



AND WHEREAS the Board of Directors of Alcan agrees to maintain Mr. Jacques Bougie in the position of Chief Executive Officer for the duration of this Agreement, subject to the terms and conditions of this Agreement.

AND WHEREAS Mr. Jacques Bougie agrees to serve as Chief Executive Officer for the duration of the Agreement, subject to its terms and conditions.


THE PARTIES AGREE AS FOLLOWS:

1.0  TERM AND TERMINATION

     1.1 The Term of this Agreement shall run from the 1st day of January 1997 to the 31st day of December 1999 (3 years) and therewith terminate unless extended by mutual written Agreement.

     1.2 Both parties have the intention to extend this Agreement beyond the termination date at terms and conditions mutually acceptable to the parties.

     1.3 On or about 1 July 1999 (6 months prior to expiry date) the parties intend to start outlining the terms and conditions of a new Agreement with effect from 1 January 2000.

2.0  UNDERTAKING AND DECLARATIONS

     2.1 For the Term of this Agreement, the CEO hereby agrees not to accept employment offers by any other Corporations.


                                                                        Initials

3.0  COMPENSATION (All amounts are in Canadian dollars unless stated otherwise)

     3.1  BASE SALARY

          For the duration of the Agreement the Base Salary is set at $1,000,000 per year, effective 1 March 1997.

     3.2  EXECUTIVE PERFORMANCE AWARD ("EPA")

          The total guideline amount defined under the regular Plan is set at 85% of the base salary, i.e. C$850,000 and prorated as follows for each award.

                                                                    DSU
                                                                    ---

           - Profitability (%ROE)              = 35% or $350,000   7,543
           - Corporate (Operating Cash Flow)   = 30% or $300,000   6,466
           - Business Unit (Agreed Objectives) = 20% or $200,000   4,310
                                                        --------  ------
           - TOTAL                                      $850,000  18,319

          The annual EPA guideline awards will automatically be converted into Deferred Share Units (DSU) for each performance period, at the share price(1) determined under the approved plan. The actual amount credited to the personal account will be the guideline amount of each award adjusted by its approved performance factors. A cash payment will be made at retirement, termination of employment or death (as defined in the approved plan) equal to the number of DSU multiplied by the share price of Alcan's common stock. From the date of allocation, dividends payable on the accumulated DSU will be converted into additional DSU (as specified in the approved plan).

     3.3  MEDIUM TERM INCENTIVE PLAN ("MTIP")

          Under the MTIP, a three year performance period ("cycle") is established with a payout paid if certain minimum, target or maximum performance thresholds are achieved at the end of the cycle. The Board of Directors ("Board") has discretion to apply different performance criteria for different cycles. The Board also has discretion during a cycle to adjust performance measures set for that period to reflect changes in accounting principles and practices, mergers, acquisitions or divestitures or extraordinary non-recurring or unusual items.

          The payout, if at all, for the first 3 year cycle (1997-1999) will be made in February 2000 on the basis of achieving Full Business Potential ("FBP") and having completed the full


_____________________
[FN]
1 For year 1997 the share price is C$46.40 providing a total guideline share units of 18,319.

                                                                        Initials

          3 year term of employment. The payout will be in the form of DSU, allocated at the end of the performance cycle, however payable only at retirement, termination of employment or death, based on the share price of Alcan's common stock. From the date of allocation to the date of payment dividends will accrue in the form of additional DSUs.

          Performance objectives for the first cycle will relate to the achievement of the Full Business Potential ("FBP") defined as the generation of an additional sustainable after tax income of US$300 million per year (over and above the 1996 net income base). Schedule "A" describes the definition of "FBP" and the adjustments to be taken into account for its calculation.

          The minimum target and maximum payouts for the performance periods are shown in TABLE 1 below.

                                    TABLE 1

                             MEDIUM TERM INCENTIVE
                              DEFERRED SHARE UNITS

                         DEGREE OF ACHIEVEMENT OF "FBP"
                         ------------------------------



                      LESS THAN      S$300 M      US$450 M       MORE THAN
                      US$150 M                                    US$600 M

Performance              0            1.0 x        2.0 x          3.0 x
 Rating

Grants of Share2         Nil          19,400       38,800         58,200
 Units

          Results between US$150 Million and US$600 Million will be prorated.


     3.4  ALCAN EXECUTIVE SHARE OPTION PLAN ("AESOP")

          The CEO will be granted 312,800 share options at an exercise price of C$48.913, exercisable for a period of 10 years from the date of grant (28 May 1997). Up to 100% of the shares under option may be exercised on or after 1 January 2000.

     3.5  PENSION

          3.5.1 The CEO's annual Pensionable Earnings from 1 January 1997 are equal to 140% of Basic Pay.

_____________________
[FN]
2 For the first 3 year cycle, the number of share units have been established on a share price of $46.40 ($300,000 p.a. x 3 yr/$46.40)

                                                                        Initials

     3.5.2 The Appendix 1 of the Board Resolution dated 22 September 1993 will be amended to provide for the following minimum guaranteed pension from all company sources, subject to the conditions below :


                        AGE AT        MINIMUM GUARANTEED
                      RETIREMENT        PENSION (CDN $)
                         52                 500,000
                         53                 612,500
                         54                 725,000
                         55                 837,500
                         56                 950,000
                         57               1,000,000
                         58               1,050,000
                         59               1,100,000
                         60               1,150,000


            The minimum guarantee applies at any age from 52 if the CEO's termination of employment is requested by the Board OR if there is a mutual agreement between the Board and the CEO, or if the appointment of a new Chair of the Board is not acceptable to the CEO. In the case of the CEO's unilateral decision to retire, except as provided above, the guaranteed level only applies from age 56.


4.0  SPECIAL CONDITIONS

     4.1 In the event of a sudden drop in the value of the Canadian dollar in relation to the US dollar caused by an event deemed by the Board to justify making an upward correction to the compensation values stated in paragraphs 3.1 and 3.5, such correction will be made for the remaining period of the Agreement.

     4.2 A sudden drop in the value of the Canadian dollar would translate into a corresponding increase in the price of Alcan's shares when quoted in Canadian dollars. Even though the value of DSUs payable under paragraph 3.2 and 3.3 and the value of stock options payable under paragraph 3.4 should be self correcting, the Board will nevertheless review the impact to ensure a just and equitable treatment.


                                                                        Initials

4.3

5.0  TERMINATION OF EMPLOYMENT

     In the event of a termination of employment initiated by the Board, the parties agree that a separate termination agreement will be negotiated to arrive at mutually acceptable terms. Notwithstanding the Term of this Agreement, it is understood by both parties that the employment relationship between the CEO and Alcan is not for a fixed term but for an indefinite term, and therefore, such separate termination agreement will be negotiated in this context.

6.0  DISABILITY

     6.1 In the event the CEO becomes disabled prior to 31 December 1999 and cannot perform the duties of his position, Alcan shall maintain full payment of the amounts under paragraph 3.1 for a period of 12 months after the date deemed disabled. Regular EPA amounts will also be payable during the period. After the period of pay continuance the CEO will receive regular LTD benefits.

           In addition to the pay continuation stated above, the Board may at its discretion recommend that a portion of the MTIP payment (paragraph 3.3) be made even though through no fault on the CEO's part he was not able to complete the performance period (3 years).

 7.0 DEATH

     7.1 In the event of death prior to age 56, in addition to the regular benefit payable under the life assurance program and the death benefits payable under the Alcan Pension Plan using the minimum guarantee described under paragraph 3.5.2, the Company will pay to the Estate of the CEO the following amounts:

     7.1.1 the EPA guideline amount prorated to the date of death;

     7.1.2 the DSU amount payable under the program (paragraph 3.2);

     7.1.3 a discretionary amount deemed by the Board to be a just and equitable payment for the progress toward achieving the objectives under the MTIP program (paragraph 3.3).

                                                                        Initials


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
8.0  OTHER EXECUTIVE BENEFITS AND PERQUISITES

     All other benefits and perquisites currently available to the CEO will continue unchanged for the duration of this Agreement, with the exception of those benefits which are calculated on the basis of the definition of pensionable earnings.


9.0  ENGLISH LANGUAGE

     This contract is written in English at the express request of the Parties.

     Ce contrat est redige en anglais a la demande expresse des parties.


10.0 APPLICABLE LAW

     This Agreement shall be interpreted according to the laws of the Province of Quebec. The Parties agree that the courts of the District of Montreal shall have exclusive jurisdiction.


IN WITNESS WHEREOF the Parties have signed these presents as at the place and date first hereinabove written.





ALCAN ALUMINIUM LIMITED

By /s/ John Evans
   _________________________________
   Dr. John Evans
   Chairman of the Board




WITNESS: /s/ Robert Maheu
        __________________________




     /s/ Jacques Bougie
________________________________
        Jacques Bougie

                                   SCHEDULE A



FULL BUSINESS POTENTIAL (FBP) OBJECTIVE


By end 1999 to achieve higher run-rate of annual net income.



ASSUMPTIONS:

- 1996 net income

- 1996 average metal price of $1530/t (LME - 3 months)

- C$ exchange rate of .73 cents

- Smelters operating at full capacity

- No major strategic investment, acquisition or merger



TARGET:

US$300 M



ADJUSTMENTS:


- As per the basic assumptions

- For major strategic initiatives

- For large expense portion of Capex taking place in 1999

- Alcan Aluminium Limited